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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   -----------

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               ELECTRIC CITY CORP.
                               -------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                DELAWARE                                    36-4197337
  ----------------------------------------              ------------------
  (STATE OF INCORPORATION OR ORGANIZATION)               (I.R.S. EMPLOYER
                                                        IDENTIFICATION NO.)


 1280 LANDMEIER ROAD, ELK GROVE VILLAGE, ILLINOIS  60007-2410
 ------------------------------------------------------------
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)    (ZIP CODE)


IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO
SECTION 12(b) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(c), PLEASE CHECK THE FOLLOWING BOX. |X|

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO
SECTION 12(g) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(d), PLEASE CHECK THE FOLLOWING BOX. |_|


SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:
NONE

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


   TITLE OF EACH CLASS        NAME OF EXCHANGE ON WHICH EACH CLASS IS TO BE
   TO BE SO REGISTERED                          REGISTERED
--------------------------------------------------------------------------------

      COMMON STOCK,                       AMERICAN STOCK EXCHANGE
  $0.0001 PAR VALUE


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: NONE


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Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
         -------------------------------------------------------

GENERAL

         The Registrant's certificate of incorporation authorizes it to issue 35,000,000 shares of capital stock, of which 30,000,000 shares are designated as common stock and 5,000,000 shares are designated as preferred stock. As of December 7, 2000, the Registrant had 2,000 shares of series B preferred stock and 28,954,755 shares of common stock issued and outstanding. In addition, as of such date, there were:

          - 575,000 shares of common stock issuable upon exercise of outstanding warrants;

          - 8,703,503 shares of common stock issuable upon exercise of outstanding stock options; and

          - 869,565 shares of common stock issuable upon conversion of outstanding shares of series B preferred stock.

The Registrant will need to amend its certificate of incorporation to increase its authorized shares of common stock to be able to validly issue shares of common stock upon the conversion or exercise of the securities described above. The Registrant intends to seek board and stockholder approval for such amendment in the near future.

COMMON STOCK

         VOTING RIGHTS

         Holders of the Registrant's common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

         DIVIDENDS

         Subject to the rights of holders of any outstanding preferred stock (currently, the senior rights of the series B preferred stock), the holders of outstanding shares of common stock will share ratably on a per share basis in any dividends.

         REGISTRATION RIGHTS

         The Registrant must file a registration statement by December 29, 2000 to register under the Securities Act of 1933, as amended (the "Securities Act"), the public resale of 551,226 shares of common stock issued in connection with the Registrant's acquisition of Switchboard Acquisition, Inc. The Registrant must also register for public resale under the Securities Act by January 15, 2001 the shares of common stock issuable upon conversion of the Series B preferred stock and 200,000 shares of common stock issuable upon exercise of warrants held by the holder of the Series B Preferred Stock. In addition, an aggregate of 630,000 shares of common stock issuable upon the exercise of warrants and options have piggyback registration rights which


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entitle them to be registered whenever the Registrant registers other securities under the Securities Act.

         OTHER RIGHTS

         Except as described below, holders of common stock have no preemptive, subscription, redemption or conversion rights. Subject to the rights of holders of any outstanding preferred stock (currently, the senior rights of the series B preferred stock), upon the Registrant's liquidation, dissolution or winding up and after payment of all prior claims, the holders of outstanding shares of common stock will share ratably on a per share basis in all of our assets. All shares of common stock currently outstanding are fully paid and nonassessable.

         CONTRACTUAL TRANSFER RESTRICTIONS

         The Augustine Fund, L.P. (the holder of the series B preferred stock), Victor Conant, Nikolas Konstant, Joseph Marino, Kevin McEneely and Michael Stelter (collectively, the "Restricted Stockholder") have each entered into trading agreements with the Registrant which are effective for a term of three years beginning on October 17, 2000. The trading agreements restrict each Restricted Stockholder's transfer of common stock as follows:

         - sales in any one trading day by such Restricted Stockholder shall not exceed the greater of 10,000 shares or 10% of the average trading volume of the common stock during the 10 prior trading days;

         - public trades in an opening transaction, during the last half hour of any trading day and at any time outside of regular trading hours shall be prohibited by such Restricted Stockholder; and

         - up to four times within any 12-month period, the Registrant may prohibit any Restricted Stockholder from trading the common stock for an entire trading day.

The Registrant has agreed to give each Restricted Stockholder a right of first refusal to sell its common stock to any third party that contacts the Registrant with a desire to purchase 100,000 or more shares of common stock. This right shall be allocated equally among each of the Restricted Stockholders who elect to participate in the sale. However, this right of first refusal shall not preclude the Registrant's ability to raise additional capital should such need arise.

DELAWARE ANTI-TAKEOVER LAW

         The Registrant is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

         - before the date on which the stockholder became an interested stockholder the corporation's board of directors approved either the business combination or the transaction in which the person became an interested stockholder;


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         -        the stockholder acquires more then 85% of the outstanding
                  voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

         - the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation which is not held by the interests stockholder, at a meeting of the stockholders held on or after the date of the business combination.

An "interested stockholder" is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation's voting stock. A "business combination" includes, without limitation, mergers, consolidations, stock sales, asset sales or other transactions resulting in a financial benefit to the interested stockholder.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BY-LAW PROVISIONS

         The Registrant's by-laws provide that special meetings of stockholders may only be called by its Board, chairman or president and must be called by our chairman, president or secretary at the request in writing of stockholders owning at least one-fifth of the outstanding shares of capital stock entitled to vote. In addition, the Registrant's certificate of incorporation provides that its Board of Directors may issue preferred stock without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as the Board of Directors may determine. Therefore, the Board may authorize the issuance of preferred stock that ranks senior to common stock for the payment of dividends and the distribution of assets on liquidation. In addition, the Board can fix limitations and restrictions, if any, upon the payment of dividends on the common stock to be effective while any shares of preferred stock are outstanding. The Board can also issue preferred stock with voting and conversion rights which could adversely affect the voting and economic rights of holders of the common stock. These provisions may be deemed to have a potential "anti-takeover" effect in that it may delay, defer or prevent a change of control of the Registrant.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is LaSalle Bank N.A.

Item 2.  EXHIBITS.


Exhibit
Number         Description of Document
-------        -----------------------

4.1            Specimen stock certificate representing the common stock.


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4.2            Certificate of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form 10SB filed with the SEC on September 9, 1999, as amended (the "Registration Statement").

4.3            Bylaws of the Registrant, incorporated herein by reference to
               Exhibit 3.2 to the Registration Statement.

4.4 Indemnification and Stockholder Agreement, dated as of August 31, 2000, by and among the Registrant and Dale Hoppensteadt, George Miller and Helmut Hoppe, incorporated herein by reference to
               Exhibit 4 to the Registrant's Current Report on Form 8-K dated August 31, 2000 filed with the SEC.

4.5 Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock, incorporated herein by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated October 17, 2000 filed with the SEC (the "Form 8-K").

4.6 The Registration Rights Agreement made as of October 17, 2000, by and between the Registrant and Augustine Fund, L.P., incorporated herein by reference to Exhibit 4.3 to the Form 8-K.

4.7 Warrant To Purchase Shares of Common Stock of Electric City Corp., issued to Augustine Fund, L.P., incorporated herein by reference to Exhibit 4.4 to the Form 8-K.

4.8 Trading Agreement made as of October 17, 2000 between Augustine Fund, L.P. and the Registrant, incorporated herein by reference to Exhibit 4.5 of the Form 8-K.


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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                               ELECTRIC CITY CORP.
                                  (Registrant)


Dated: December 8, 2000             By:  /S/ JEFFREY MISTARZ
                                        ----------------------------------------
                                         Name: Jeffrey Mistarz
                                         Title: Chief Financial Officer


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                                  EXHIBIT INDEX


Exhibit Number       Description of Document
--------------       -----------------------

     4.1            Specimen stock certificate representing the common stock